As filed with the Securities and Exchange Commission on April 5, 2002

Registration No. 333-77008

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Amendment No. 2 to Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CSK Auto Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5531	86-0765798
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

645 E. Missouri Ave., Suite 400

Phoenix, Arizona 85012
(Address of Principal Executive Offices)

Maynard Jenkins

CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012
(602) 265-9200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4100
Denver, Colorado 80202
(303) 298-5930
Attention: Richard M. Russo

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 5, 2002

17,224,886 Shares
CSK Auto Corporation
Common Stock

        This prospectus relates to 17,224,886 shares of CSK Auto Corporation common stock that may be offered for sale or otherwise transferred from time to time by three of our stockholders. See “Selling Stockholders.” We will not receive any proceeds from the sale of these shares and we will pay substantially all of the expenses incurred in connection with this offering other than selling commissions.

      Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling stockholders may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

      The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any commissions. See “Plan of Distribution.” No underwriting arrangements have been entered into by the selling stockholders as of the date hereof.

      Our common stock is traded on the New York Stock Exchange under the symbol “CAO.” On April 4, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $9.65 per share. The principal executive offices of the Company are at 645 E. Missouri Ave. Suite 400, Phoenix, Arizona 85012 and the telephone number is (602) 265-9200.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An Investment in the Shares of Common Stock Offered Hereby Involves Risk.

See “Risk Factors” Beginning on page 2.

The date of this prospectus is April 5, 2002.

      You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY
RISK FACTORS
THE OFFERING
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS

      In this prospectus, “CSK, “CSK Auto,” “the Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiary, CSK Auto, Inc. and its subsidiaries, except where it is noted, or the context makes clear, that the reference is only to CSK Auto Corporation or to CSK Auto, Inc. and its subsidiaries.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Each prospective investor is urged to read this prospectus and the incorporated documents in their entirety. An investment in the securities offered hereby involves risk. See “Risk Factors.”

The Company

      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest such retailers in the United States, based on store count. We have the number one market position in 25 of the 28 geographic markets in which we operate, based on store count. As of November 4, 2001, CSK Auto operated 1,133 stores in 19 states under one fully integrated operating format and three brand names:

•	Checker Auto Parts, founded in 1969, with 419 stores in the Southwestern, Rocky Mountain and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 236 stores in the Pacific Northwest and Alaska; and

•	Kragen Auto Parts, founded in 1947, with 478 stores primarily in California.

      We offer a broad selection of national brand name and generic automotive products for domestic and imported cars and light trucks. Our products include new and remanufactured automotive replacement parts, maintenance items and accessories. Our stores average approximately 7,270 square feet in size and typically offer a store specific mix of between 13,000 and 18,000 stock-keeping units, or SKUs. We also operate a highly efficient network of 44 strategically located depots to provide approximately 75% of our stores an additional 65,000 SKUs on a same-day delivery basis. Through our extensive on-line vendor network, we make available up to an additional 250,000 SKUs on a same-day delivery basis to approximately 75% of our stores and up to 1,000,000 additional SKUs on a next-day delivery basis to substantially all of our stores.

The Offering

      We are registering up to a maximum aggregate of 17,224,886 shares of our common stock to be offered for sale by three of our stockholders. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

      Of the 17,224,886 shares offered by this prospectus, approximately 4.52 million are presently issued and outstanding as a result of our election on December 21, 2001 to convert our $30,000,000 7% note held by Oppenheimer Capital Income Fund into our common stock. The remaining approximately 12.7 million shares are being registered as required under a registration rights agreement we entered into in connection with the issuance of our 7% Convertible Subordinated Debentures issued on December 21, 2001 (the “Convertible Debentures”). Of these 12.7 million shares offered by this prospectus, approximately 5.75 million would be issuable under the terms of our Convertible Debentures if all $50,000,000 of the Convertible Debentures were converted into our common stock on the date of this prospectus. We will require the conversion of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part. The remaining approximately 6.95 million shares could be issued (i) pursuant to the exercise of warrants issued on December 21, 2001 in connection with the sale of the Convertible Debentures (the “Make-Whole Warrants”) or pursuant to an adjustment of the conversion price of the Convertible Debentures; and (ii) if we so choose, as in-lieu-of-cash interest payments on the Convertible Debentures prior to their conversion. The exact number of these remaining shares to be issued pursuant to these provisions and then offered pursuant to this prospectus is contingent on many factors, including (i) our stock price, (ii) whether and when we or the holders of the Convertible Debentures elect to convert such Convertible Debentures into our common stock, and (iii) the number of shares issued in-lieu-of-cash interest payments on the Convertible Debentures. See “The Offering” and “Selling Stockholders — Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants.”

RISK FACTORS

      You should carefully consider the risks described below in addition to the other information contained in this prospectus that apply to an investment in our common stock. We may encounter risks in addition to those described below. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations and your investment in our common stock.

Risks Associated with Our Industry

Our industry is highly competitive and we may not have the resources to compete effectively.

      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse or have better name recognition than us, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices we may be forced to reduce our prices, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.

      We compete primarily with the following:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers that carry automotive replacement parts and accessories.

A decrease in vehicle miles driven may negatively affect our revenues.

      The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors, in addition to weather, that may cause the number of vehicle miles to decrease include:

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.

Risks Relating to Our Business Operations

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.

      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as has occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. Finally, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. A disruption of these vendor relationships, including any failure to obtain vendor discounts and allowances, or a disruption in our vendors’ operations could have a material adverse effect on our business and results of operations.

We may not be profitable or achieve continued growth.

      We incurred net losses during two of our last five fiscal years ending fiscal year 2000 and for the thirty-nine weeks ended November 4, 2001. We can offer no assurance that we will be profitable or achieve improvements in operating profit in the future.

Our Profitability Enhancement Program may not achieve the benefits we expect.

      We have taken a number of steps designed to improve our operations and financial results. In the second quarter of fiscal 2001, we announced the implementation of a Profitability Enhancement Program and special charges of $28.0 million, net of tax, to our income. These changes to our business operations are expected to produce cost savings in the future. However, we cannot provide any assurance that any of the changes made to our business operations will achieve the benefits that we expect.

Our operations are concentrated in the western region of the United Sates, and therefore our business is subject to fluctuations if adverse conditions occur in that region.

      All of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the U.S. and, therefore, may not be as sensitive to such regional risks.

We are controlled by our principal stockholders and their interests may not always be identical to those of our public stockholders.

      Members of the Investcorp Group and the Carmel Trust, a trust governed by the laws of Canada, beneficially own in the aggregate approximately 40.4% of the outstanding shares of the common stock of CSK Auto Corporation and are parties to a stockholders’ agreement. The interests of these principal stockholders could conflict with your interests. Until such time, if ever, that there is a significant decrease in the percentage of outstanding shares held by such stockholders, these stockholders will be able to significantly influence us through their ability to vote as stockholders regarding, among other things, election of directors and approval of significant transactions. In addition, Oppenheimer Capital Income Fund owns approximately 16.7% of our outstanding stock but is not a party to the stockholders’ agreement.

We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.

      We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future.

We may not be able to grow our number of stores in a profitable manner.

      Our store growth is based, in part, on expanding selected stores, relocating existing stores and adding new stores primarily in markets we currently serve. There can be no assurance that our opening of new stores in markets we already serve will not adversely affect existing store profitability. There also can be no assurance that we will be able to manage our growth effectively.

      Our future growth and financial performance are, therefore, dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.

Risks Relating to Our Indebtedness

We are highly leveraged and have substantial debt service obligations that could restrict our ability to grow and operate successfully.

      We are highly leveraged. After giving effect to our recent refinancing (which we completed on December 21, 2001), including the application of the net proceeds of a $280 million notes offering by our wholly-owned subsidiary, CSK Auto, Inc., borrowings under CSK Auto, Inc.’s new $300.0 million senior credit facility and the net proceeds from our issuance of $50.0 million of Convertible Debentures and $30.0 million of convertible subordinated notes and assuming the conversion of all such convertible debt, we would have had an aggregate of approximately $589.1 million of outstanding indebtedness for borrowed money as of November 4, 2001. After giving effect to such transactions, our pro forma earnings for fiscal 2000 would have been insufficient to cover our fixed charges by $3.1 million, and our pro forma earnings would have been insufficient to cover our fixed charges by $34 million for the thirty-nine weeks ended November 4, 2001. Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding debt instruments.

      The degree to which we are leveraged could have important consequences to your investment in our common stock, including the following risks:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	our indebtedness under CSK Auto, Inc.’s new senior credit facility carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

Our holding company structure could limit our ability to make debt payments.

      CSK Auto Corporation is a holding company with no operations of its own. We derive all of our operating income and cash flow from our wholly-owned operating subsidiaries, including our primary operating subsidiary, CSK Auto, Inc. Therefore, if our subsidiaries are unable to pay dividends or make distributions to us, we would be unable to repay our existing indebtedness. Our subsidiaries’ ability to pay dividends and distributions to us is limited by the terms of our subsidiaries’ credit agreement and indentures.

We may not be able to generate the cash necessary to service our indebtedness, which would require us to refinance our indebtedness or default on our scheduled debt payment, undermining our ability grow and operate profitably.

      We will need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under CSK Auto, Inc.’s new senior credit facility or otherwise in an amount sufficient to enable us to satisfy all of our obligations or to fund our other liquidity needs. In addition, because our new senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.

      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets or raise equity. On such maturity dates we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

Despite current indebtedness levels, we may still be able to incur substantially more indebtedness, which would intensify the risk discussed above.

      Despite our current and anticipated debt levels, we may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the substantial risks described above would intensify. Our new senior credit facility permits additional borrowings (subject to a borrowing base formula), and any such borrowings would be secured by substantially all of our assets. Although the terms of the indentures governing our outstanding notes and the credit agreement relating to the new senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial.

Restrictions imposed by CSK Auto, Inc.’s new senior credit facility, the indenture governing CSK Auto, Inc.’s 12% senior notes, the indenture governing CSK Auto, Inc.’s 11% senior subordinated notes and our Convertible Debentures restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

      The operating and financial restrictions and covenants in our debt instruments, including the credit agreement relating to CSK Auto, Inc.’s new senior credit facility and the indentures governing our notes, impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenants may cause us to take actions that are not favorable to you as a holder of our common stock. These restrictions may also have a negative impact on our business, results of operations and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.

      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

      In addition, a breach of the covenants, ratios, or restrictions contained in our new senior credit facility could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our new senior credit facility could elect to declare all amounts outstanding under the new senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the new senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness, which is secured by substantially all of our assets, and our other indebtedness.

The issuance of our common stock to certain investors upon the conversion of, and in-lieu-of-cash interest payments on, the Convertible Debentures issued on December 21, 2001 to such investors, and upon such investors’ exercise of certain related warrants, may result in substantial dilution to the interest of other holders of our common stock.

      The issuance of our common stock to certain investors upon the conversion of, and in-lieu-of-cash interest payments on, the Convertible Debentures we issued on December 21, 2001 to such investors, and upon such investors’ exercise of certain related warrants (collectively, the “Conversion Stock”) may result in substantial dilution to the interest of other holders of our common stock. To the extent a significant number of shares of Conversion Stock are sold into the market, the price of our common stock could decrease. In that case, we could be required to issue an increasingly greater number of shares of common stock upon later conversions of the Convertible Debentures, upon payment of interest in common stock or upon exercise of the related warrants. The sales of these additional shares could further depress the price of the common stock. If the sale of a significant number of shares of Conversion Stock results in a decline in the price of the common stock, this event could encourage short sales by the investors or others. Short sales could place further downward pressure on the price of our common stock.

THE OFFERING

      We are registering an aggregate of 17,224,886 shares of our common stock that may be offered for sale or otherwise transferred from time to time by three of our stockholders. Of the 17,224,886 shares offered by this prospectus, approximately 4.52 million are presently issued and outstanding as a result of our election on December 21, 2001 to convert our $30,000,000 7% note held by Oppenheimer Capital Income Fund into our common stock. We are offering the remaining approximately 12.7 million shares as required under a registration rights agreement we entered into in connection with the issuance of our Convertible Debentures. Of these 12.7 million shares offered by this prospectus, approximately 5.75 million would be issuable under the terms of our Convertible Debentures if all $50,000,000 of the Convertible Debentures were converted into our common stock on the date of this prospectus. We will require the conversion of Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part. The remaining approximately 6.95 million shares could be issued (i) pursuant to the exercise of the Make-Whole Warrants or an adjustment of the conversion price of the Convertible Debentures; and (ii) if we so choose, as interest payments on the Convertible Debentures prior to their conversion in lieu of cash. The exact number of these remaining shares to be issued pursuant to these provisions and then offered pursuant to this prospectus is contingent on many factors, including (i) our stock price, (ii) whether and when we or the holders of the Convertible Debentures elect to convert such Convertible Debentures into our common stock, and (iii) the number of shares issued in lieu of cash interest payments on the Convertible Debentures. See “The Offering” and “Selling Stockholders — Summary Of The Terms Of The Convertible Debentures And Make-Whole Warrants.”

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the selling stockholders’ beneficial ownership of our common stock as of January 15, 2002. This information in this table assumes the immediate conversion into our common stock of all of the Convertible Debentures we issued on December 21, 2001. See “Relationship Between CSK and the Selling Stockholders.”

		Shares Registered in This Offering
						Number of
		Shares				Shares Held
	Number of	Outstanding or	Additional Shares		Total Shares	After Sale of
	Shares Held	Issuable on the	Issuable Under		Registered in	All Shares
	Prior To	Date of This	Specified		This	Registered in
Name	This Offering	Prospectus(1)	Circumstances(2)		Offering	This Offering

Investcorp, S.A.(3)	5,363,347 (3)	3,452,244 (3)	4,167,756	(3)	7,620,000 (3)	1,911,103
SIPCO Limited(4)	5,363,347 (4)	3,452,244 (4)	4,167,756	(4)	7,620,000 (4)	1,911,103
Investcorp CSK Holdings L.P.(5)	4,017,284	3,452,244	4,167,756	(6)	7,620,000	565,040 (6)
Lehman Brothers Inc.(7)	2,301,496	2,301,496	2,778,504	(6)	5,080,000	0 (6)
Oppenheimer Capital Income Fund(8)	6,364,188	4,524,886	0		4,524,886	1,839,302

(1)	“Shares Outstanding or Issuable on the Date of This Prospectus” reflects only the number of shares of our common stock held on the date of this prospectus plus shares issuable as of the date of this prospectus upon conversion of Convertible Debentures held by such stockholder. We will require the conversion of all of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part.

(2)	The approximately 6.95 million shares shown under “Additional Shares Issuable Under Specified Circumstances” reflect shares potentially issuable to Investcorp CSK Holdings L.P. and Lehman

Brothers Inc. (i) pursuant to the exercise of the Make-Whole Warrants or pursuant to an adjustment of the conversion price of the Convertible Debentures; and (ii) if we so choose, as in-lieu-of-cash interest payments on the Convertible Debentures prior to their conversion. See “Relationship between CSK and the Selling Stockholders” and “Summary of the Terms of the Convertible Debentures and Make-Whole Warrants.” As it is not currently possible to allocate these shares among the holders of the Convertible Debentures and Make-Whole Warrants because the number of shares issuable, if any, will depend on future events including our stock price and the point at which we or the holders elect to convert their Convertible Debentures, the number of shares apportioned to each of them in this column is based on the principal amount of Convertible Debentures purchased by each of them. If and when these shares are issued, we will file a prospectus supplement updating the information in this table.

(3)	Investcorp, S.A. does not directly own any Convertible Debentures, Make-Whole Warrants or any shares of the Company’s common stock. The number of shares of common stock shown as beneficially owned by Investcorp, S.A. includes (i) all the shares beneficially owned by Investcorp CSK Holdings L.P., a Cayman Islands limited partnership in which Investcorp, S.A. both owns a majority economic ownership interest and is the sole general partner, and by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp, S.A., and (ii) shares beneficially owned by a number of entities in which Investcorp, S.A. does not owns any stock or have any ownership interest. Investcorp, S.A. may be deemed to share beneficial ownership of the shares of common stock held by the entities referred to in clause (ii) of the immediately preceding sentence because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp, S.A. pursuant to which each of the entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by the entity for so long as the management service or similar agreement is in effect. The shares shown for Investcorp, S.A. in the column titled “Number of Shares Held Prior to this Offering” include the 4,017,284 shares also shown as owned by Investcorp CSK Holdings L.P., and the shares shown for Investcorp, S.A. in each of the three columns under the heading “Shares Registered in This Offering” similarly reflect shares held by or which may be issued to Investcorp CSK Holdings L.P. as discussed in footnote 2 above.

(4)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A. The shares shown for SIPCO Limited in the column titled “Number of Shares Held Prior to this Offering” include the 4,017,284 shares also shown as owned by Investcorp CSK Holdings L.P., and the shares shown for SIPCO Limited in each of the three columns under the heading “Shares Registered in This Offering” similarly reflect shares held by or which may be issued to Investcorp CSK Holdings L.P. as discussed in footnote 2 above.

(5)	Investcorp CSK Holdings L.P. and each of the other entities which owns shares of common stock which Investcorp, S.A. may be deemed to beneficially own as set forth in footnote 3 above and certain other of our stockholders are referred to collectively in a stockholders agreement as the “Investcorp Group.” Investcorp, S.A. and SIPCO Limited are not parties to the stockholders agreement. The Investcorp Group, as defined in the stockholders’ agreement, owns 9,504,308 shares, or 24.9% of our outstanding common stock. Other parties to the stockholders’ agreement referred to therein as the Carmel Group own an additional 5,901,824 shares, or 15.5% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, each of them may be deemed to be a member of a control group. Because we believe that the presentation in the table above more accurately reflects ownership of our common stock for the purpose of this prospectus, this table does not reflect shares that may be deemed to be beneficially owned by the members of the group other than Investcorp CSK Holdings L.P. solely by virtue of the stockholders’ agreement.

(6)	We will require the conversion of all of the Convertible Debentures within 30 days following the effectiveness of the Registration Statement of which this prospectus is a part. Although we do not foresee any reason that would prevent that conversion from occurring, if we were unable to convert the Convertible Debentures, in addition to the 12.7 million shares offered by this prospectus in connection with the issuance of the Convertible Debentures, we could be required under limited circumstances to issue additional shares to Investcorp CSK Holdings L.P. and Lehman Brothers Inc. in connection with the conversion of the Convertible Debentures, the in-lieu-of-cash interest payments thereon, and the exercise of the Make-Whole Warrants. Any such additional shares that we may be required to issue are not included in the shares to which this prospectus is applicable, although we are obligated under a registration rights agreement to register any such additional shares in the event we are required to issue them. See “Relationship between CSK and the Selling Stockholders” and “Summary of the Terms of the Convertible Debentures and Make-Whole Warrants.”

(7)	Lehman Brothers Inc. is a broker-dealer registered under the Securities Exchange Act of 1934. In Section 2(a) of the Securities Purchase Agreement included as exhibit 99.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001, LBI Group Inc., an affiliate of Lehman Brothers, represented to the Company that it was purchasing the Convertible Debentures and Make-Whole Warrants “for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act” Following the signing of the Securities Purchase Agreement, but prior to the closing, LBI Group Inc. assigned all of its rights and obligations to Lehman Brothers Inc. and as part of that assignment, Lehman Brothers Inc. agreed to be bound by all applicable provisions of the Securities Purchase Agreement, including the Section 2(a) representation. Lehman Brothers Inc. has informed the Company that it purchased in the ordinary course of business and that at the time of the purchase of the Convertible Debentures and Make-Whole Warrants, Lehman Brothers Inc. had no agreements or understandings, directly or indirectly, with any person to distribute the securities, other than a commitment by the Company to register the underlying shares of its common stock in the same registration statement used for the other purchasers of the Convertible Debentures and Make-Whole Warrants.

(8)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of common stock shown as being held by OCIF, OCIF has sole voting power with respect to 6,364,188 shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,364,188 of such shares. OFI has shared dispositive power with respect to 6,364,188 of such shares, and also has shared dispositive power with respect to an additional 20,000 shares of our common stock held by the Millenium Income and Growth Fund.

Relationship Between CSK and the Selling Stockholders

     Convertible Debt Purchase Agreements

      On August 14, 2001, OCIF purchased from us in a private placement a $30,000,000 7% note that was convertible into shares of our common stock at a conversion price of $6.63 per share. The note was converted into shares of our common stock at our election on December 21, 2001. In connection with OCIF’s purchase of the note, we agreed to register OCIF’s shares for resale and OCIF agreed to limited “lock-up” restrictions on its ability to sell the shares.

      On December 21, 2001, we sold $50 million aggregate principal amount of 7% Convertible Subordinated Debentures and Make-Whole Warrants in a private placement. Investcorp CSK Holdings L.P. purchased $30 million of the Convertible Debentures, and Lehman Brothers Inc. (as assignee of LBI Group Inc.) purchased $20 million of the Convertible Debentures. The Convertible Debentures are convertible into and the Make-Whole Warrants are exercisable into shares of our common stock.

     Stockholders’ Agreement

      Investcorp CSK Holdings L.P. is a party to a stockholders’ agreement that was entered into between CSK and each of our stockholders at the time of our recapitalization in October 1996 (the “Agreeing Stockholders”). This agreement restricts the transfer of shares of our common stock held by the Agreeing Stockholders. The stockholders’ agreement also entitles the Agreeing Stockholders to certain rights regarding the transfer of their shares and corporate governance.

     Transfer Restrictions

      When any Agreeing Stockholder desires to sell its shares, the stockholders’ agreement provides that we and each of the other Agreeing Stockholders have, except as set forth below, a “right of first refusal” on those shares. We have a right of first refusal in the case of any proposed sales or other transfers of shares by any Agreeing Stockholder, and if we do not elect to purchase all such shares, such right can be executed by the other Agreeing Stockholders. The right of first refusal is a right to purchase such offered shares on the same terms and conditions as the proposed third-party sale, except in the case of transfers (1) to affiliates and certain family members (“Permitted Transferees”), (2) pursuant to a registered public offering, or (3) pursuant to Rule 144 under the Securities Act. Any Agreeing Stockholder wishing to sell any of its shares, whether or not it has received a third-party offer, may offer to sell those shares to us and the other Agreeing Stockholders on terms and conditions established by the selling Agreeing Stockholder. In the event that we and/or the other Agreeing Stockholders do not purchase the shares, the selling Agreeing Stockholder may sell the shares to third parties on terms and conditions specified in the stockholders’ agreement.

      The stockholders’ agreement also provides the Original Investcorp Group and the Original Carmel Group (each as defined below) with “Drag-Along” rights. If members of the Original Investcorp Group or the Original Carmel Group were to desire to sell all of their shares to an unaffiliated third-party who has offered to acquire all of our outstanding shares, then the selling Agreeing Stockholders would have the right to require each of the other Agreeing Stockholders to sell all of their shares in the same transaction and upon the same terms and conditions; provided that the other Agreeing Stockholders would have the right to purchase, and/or have us purchase, from the selling Agreeing Stockholders all of the shares held by the selling Agreeing Stockholders upon the terms and conditions of the third party offer. For these purposes, the “Original Investcorp Group” shall mean the members of the Investcorp Group (as identified in the stockholders’ agreement) and each of their Permitted Transferees; the “Original Carmel Group” shall mean Carmel (as defined in the stockholders’ agreement) and each of its permitted transferees.

      The stockholders’ agreement also provides Agreeing Stockholders with “Tag-Along Rights.” If any Agreeing Stockholder (the “Proposed Transferor”) proposed to transfer any shares (other than to Permitted Transferees, or pursuant to a registered public offering or under Rule 144) to any person (the “Proposed Purchaser”), each of the other Agreeing Stockholders would have the right to require the Proposed Purchaser to purchase a pro rata portion of its shares, and the Proposed Transferor would have to make a corresponding reduction in the number of its shares to be purchased. Each Agreeing Stockholder also has preemptive rights under certain circumstances to acquire a portion of any additional shares we offer at any time, other than in connection with a public offering and certain non-cash issuances, in order to enable such Agreeing Stockholder to maintain its percentage equity ownership.

      The stockholders’ agreement also contains “Buy-Sell” provisions. Members of the Investcorp Group or the Carmel Group have the right to offer all of their shares for sale to the other Agreeing Stockholders who are members of the other group at a price established by the offering Agreeing Stockholders. If we and/or the offeree Agreeing Stockholders do not purchase the offered shares, the offering Agreeing Stockholders must then purchase all of the shares held by the members of the other group at the price first offered by the offering Agreeing Stockholders.

     Registration Rights

      Pursuant to the stockholders’ agreement, the Agreeing Stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle the Agreeing Stockholders to require us to register all or any of the unregistered shares held by the exercising Agreeing Stockholders. The Investcorp Group as a whole may exercise Demand Rights up to four times. The Carmel Group as a whole may also exercise Demand Rights up to four times. The Piggy-back Rights entitle the Agreeing Stockholders, at any time that we propose to sell any equity securities in a transaction registered under the Securities Act, to include a portion of their unregistered stock in such offering. In connection with the registered offering of our common stock in December 1998, the Investcorp Group exercised one of its Demand Rights and the Carmel Group agreed that the next registered offering of common stock by both the

Investcorp Group and the Carmel Group that is made pursuant to an exercise of Demand Rights shall be deemed to be pursuant to an exercise by the Carmel Group.

      The stockholders’ agreement provides that the Agreeing Stockholders will agree to restrictions on their ability to sell or otherwise transfer their shares for 90 days following certain registered public offerings by us.

      In connection with the agreements relating to the issuance of the Convertible Debentures, the Agreeing Stockholders amended the stockholders’ agreement to waive certain notification, preemptive and registration rights contained therein. In such amendment (the “Second Amendment”), specific time deadlines for compliance with the registration rights not waived were established and the ability to obtain payments for non-compliance with those deadlines, identical in amount to those provided to the purchasers of the Convertible Debentures in the December 7, 2001 Registration Rights Agreement by and among us, Investcorp CSK Holdings L.P., and LBI Group Inc., were provided for certain of the Agreeing Stockholders who are not affiliated with Investcorp, S.A. or the Investcorp Group.

      As of the date of this prospectus, the Company has not received any request from any Agreeing Stockholder to register securities pursuant to the terms of the Second Amendment.

     Election of Directors

      The stockholders’ agreement provides that the Investcorp Group will have the right to nominate a majority of the members of the boards of directors of CSK Auto Corporation and the respective subsidiaries thereof so long as the Investcorp Group holds a greater number of shares of CSK Auto Corporation than the Carmel Group, and the Carmel Group will have the right to nominate a majority of the members of such boards of directors during any period in which the Carmel Group holds a greater number of shares. Pursuant to the stockholders’ agreement, each of the Agreeing Stockholders agrees to vote all of its shares in favor of each of the persons nominated to such boards by each group. Five of the our 13 directors are employees of or consultants to companies affiliated with members of the Investcorp Group.

     Termination

      The stockholders’ agreement, other than the registration rights provisions, will terminate after either the Investcorp Group or the Carmel Group holds less than the lesser of (1) five percent (5%) of the then current voting power, or (2) ten percent (10%) of the voting power held by such group at the time of our 1996 recapitalization.

Summary of The Terms of The Convertible Debentures and Make-Whole Warrants

      The terms of the Convertible Debentures and Make-Whole Warrants are complex and only briefly summarized in this prospectus. You may obtain additional information concerning the terms of the Convertible Debentures and Make-Whole Warrants in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2001, which included as exhibit 99.2 the Securities Purchase Agreement and forms of the Convertible Debentures and Make-Whole Warrants, and which is incorporated herein by reference.

     The Convertible Debentures

     Interest Payments

      Interest on the Convertible Debentures accrues at a rate of 7% per annum, payable quarterly. We may elect to pay interest either in cash or additional shares of our common stock.

      If we elect to pay interest in shares of common stock, the number of shares constituting any such payment will be equal to the interest payment due divided by the average of the closing sale price of the common stock for the five trading days prior to the applicable interest payment date. If the terms of the Convertible Debentures limit our ability to issue shares of common stock in payment of interest as described below, and we do not elect to pay interest in cash, then the interest payment will be added to the outstanding principal amount of the Convertible Debentures.

      Interest must be paid in cash if any event constituting an event of default specified in the Convertible Debentures or an event that with the passage of time and without being cured would constitute an event of default has occurred and is continuing on the interest payment date or any date which is within 10 business days prior to an interest payment date. Upon and during the continuance of an event of default, interest on the Convertible Debentures and any overdue payments increases to 12%, with further monthly increases up to 16%.

      CSK Auto Corporation is a holding company and derives all of its operating income from its subsidiaries, which are restricted, pursuant to the terms of other financing obligations, from transferring funds to us to pay cash interest on the Convertible Debentures except under certain circumstances.

     Conversion

      Lehman Brothers Inc. and Investcorp CSK Holdings L.P. have the option to convert all or any portion of their Convertible Debentures into our common stock at any time, subject to certain limitations described in the Convertible Debentures.

      Subject to such limitations, provided (i) no event of default has occurred and is continuing, and (ii) there have not occurred certain specified changes in management, we will require the conversion of all of the outstanding Convertible Debentures into our common stock within 30 days following the effectiveness of this prospectus.

      Regardless of whether Lehman Brothers Inc. and/or Investcorp CSK Holdings L.P. elect to convert or we require conversion, the number of shares of our common stock to be issued upon conversion of the Convertible Debentures will be determined by dividing the outstanding principal amount being converted, plus accrued interest for the immediately preceding quarter if we require the conversion, by the conversion price then in effect. The conversion price is currently $8.69, subject to adjustments in the event that on the earlier of (i) a change of control of the Company, and (ii) November 21, 2002, the average of the closing sale prices of the Company’s common stock on the trading days from December 21, 2001 through November 20, 2002 (or for the 10 trading days immediately preceding the announcement of the change of control, as the case may be) is less than $8.69. In such event, the conversion price will be reset to this average (but not less than $4.94), and the adjustment to the conversion price will be reflected in one of the following two ways: (i) if we had previously required conversion of the Convertible Debentures, then pursuant to the Make-Whole Warrants discussed below, we will issue additional shares to the former convertible debenture holders shortly after November 21, 2002 or an earlier change of control of the Company; or (ii) if the Convertible Debentures have not been converted as of the date of adjustment to the conversion price, the adjusted conversion price, which cannot be less than $4.94, will be used to determine the number of shares we issue when the Convertible Debentures are converted.

      In addition to the conversion price adjustments described in the above paragraph, the conversion price may change at the maturity of the Convertible Debentures (as described below), and also may be subject to further adjustments as provided in the terms of the agreements pursuant to which the Convertible Debentures were issued.

     Maturity

      The maturity date of the Convertible Debentures is December 21, 2006. If any of the Convertible Debentures remain outstanding on the maturity date, we may either redeem the Convertible Debentures in cash at a redemption price equal to 100% of the principal amount plus accrued interest or convert such amount into our common stock based on a conversion price equal to the average of the closing sale prices of our common stock on each trading day during the 120 trading days preceding December 21, 2006. If we fail to redeem or convert the Convertible Debentures at maturity in accordance with their terms, we are required to pay monetary penalties and the conversion price may be reduced.

      As noted previously, the Company will require the conversion of all of the outstanding Convertible Debentures into our common stock within 30 days following the effectiveness of this registration statement. The actions described above concerning the maturity of the Convertible Debentures will only be relevant if the Company does not convert the Convertible Debentures as planned.

     The Make-Whole Warrants

      The Make-Whole Warrants were issued pursuant to the December 7, 2001 Securities Purchase Agreement described above (see Relationship Between CSK and the Selling Stockholders — Convertible Debt Purchase Agreements). The warrants are automatically exercisable into shares of our common stock on the earlier of (i) a change of control of the Company and (ii) November 21, 2002, only if the following two events have occurred:

•	we have previously required the conversion of the Convertible Debentures; and

•	the conversion price of the Convertible Debentures at the time of such required conversion is greater than the “adjusted conversion price.”

The “adjusted conversion price” is an amount equal to the greater of (i) the average of the closing sale prices of our common stock on the trading days from December 21, 2001 through November 20, 2002 and (ii) $4.94, as adjusted in the case of a change of control and for specified dilutive events.

      The number of shares of our common stock issuable upon exercise of the warrants is equal to the following amount, subject to adjustment in accordance with the provisions of the agreement pursuant to which the Convertible Debentures were issued and less a number of shares so as to have a cashless exercise of the warrants based on an exercise price of $0.01:

(1) the quotient determined by dividing:

(A) the $50.0 million principal amount of the Convertible Debentures initially issued, plus any interest payments added to the principal of the Convertible Debentures, by

(B) the adjusted conversion price; minus

(2) the number of shares of our common stock we have issued upon conversion of the Convertible Debentures prior to the date of exercise of the warrants.

      The warrants provide for adjustments and specific requirements for treatment of the warrants in the event of a merger, sale of substantially all assets or similar transaction involving the Company.

      The Company accounts for the Make-Whole Warrants as contingent beneficial conversion features in accordance with EITF 00-27 “Application of Issue 98-5 to Certain Convertible Instruments.” Once the contingency becomes probable, the Company would record a liability and a charge to interest expense for the additional shares to be issued and adjust this amount, if necessary, each reporting period.

     The Registration Rights Agreement

      In connection with the issuance of the Convertible Debentures and the Make-Whole Warrants, the Company entered into a Registration Rights Agreement with Investcorp CSK Holdings L.P. and LBI Group Inc. on December 7, 2001. Pursuant to this agreement, the Company agreed to file a registration statement within 30 days of the closing of the sale of the Convertible Debentures and Make-Whole Warrants covering the resale of 12.7 million shares of the Company’s common stock, which shares represented (i) the shares issuable upon conversion of the Convertible Debentures; (ii) shares issuable upon an automatic exercise of the Make-Whole Warrants or an adjustment of the conversion price of the Convertible Debentures; and (iii) shares issuable in lieu of cash interest payments on the Convertible Debentures prior to their conversion. The Company further agreed to use its best efforts to have that registration statement declared effective by the SEC within 120 days of its initial filing deadline (the “Effectiveness Deadline”).

      Also pursuant to the December 7, 2001 Registration Rights Agreement, if this registration statement is not declared effective by the Effectiveness Deadline, or if the sales of the shares registered for resale under this registration statement are not possible following its effectiveness, the Company must pay penalties to the holders of the Convertible Debentures.

PLAN OF DISTRIBUTION

      We are registering these shares of our common stock on behalf of the selling stockholders and will not receive any proceeds from the offering. The common stock covered by this prospectus may be offered and sold or distributed by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest of the selling stockholders, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of these shares on whose behalf such party may act as agent. The compensation as to a particular broker, dealer, agent or underwriter may be less than or in excess of customary commissions. Sales and transfers of these shares may be effected from time to time in one or more transactions, in private or public transactions, on the New York Stock Exchange or in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market rates, at negotiated prices, without consideration or by any other legally available means. Any or all of these shares may be sold from time to time by means of:

•	a block trade, in which a broker or dealer attempts to sell these shares as agent but may position and resell a portion of these shares as principal to facilitate the transaction;

•	purchases by brokers, dealer or underwriters as principal and the subsequent sale by such purchasers for their accounts pursuant to this prospectus;

•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

•	“at the market” to or through market makers or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) including the writing (sale) of put or call options on these shares;

•	the pledging of shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of shares by the lender thereunder; and

•	any combination of the foregoing, or any other legally available means.

      To the extent required with respect to a particular offer or sale of these shares, a prospectus supplement will be filed and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, (iv) the name of the selling stockholders, (v) disclosure that such broker, dealer or agent did not conduct any investigation to verify information set out or incorporated by reference in this prospectus, and (vi) any other relevant information.

      The selling stockholders may transfer these shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions. If, however, sales pursuant to this prospectus by any such recipient could exceed 500 shares, a prospectus supplement would be required to be filed to identify the recipient as the selling stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

      In connection with distributions of these shares or otherwise, the selling stockholders or successors in interest may enter into hedging transactions with brokers, dealers or other financial institutions that require the delivery by such broker, dealer or other financial institution of the shares of our common stock, in which such shares may be resold thereafter pursuant to this prospectus. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. To the extent permitted by applicable law, the selling stockholders also may sell these shares short and redeliver the shares to close out such short positions.

      The selling stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be “underwriters” under the Securities Act of 1933 and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangement between the seller stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of these shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The aggregate net proceeds to the selling stockholders from the sale of these shares will be the purchase price of the shares less any discounts, concessions or commissions.

      The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

      The shares covered by this prospectus may qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

      We have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

WHERE TO OBTAIN ADDITIONAL INFORMATION ABOUT CSK

      This prospectus incorporates important business and financial information about CSK that is not included in this prospectus. CSK will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. Direct your request for copies to CSK Auto Corporation — Investor Relations, 645 E. Missouri Avenue, Suite 400, Phoenix, Arizona 85012 (telephone (602) 265-9200). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

      CSK files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any such reports, statements or other information that CSK files, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. CSK’s SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov. Information about CSK is also available at CSK’s Internet site at http://www.cskauto.com.

      The SEC allows CSK to “incorporate by reference” the information it files with the SEC. This means that CSK’s SEC filings, containing important disclosures, may be listed rather than repeated in full in this prospectus. In addition, CSK’s filings with the SEC after the date of this prospectus and before the termination of this offering will update the information in this prospectus and the incorporated filings. These later filings also will be considered to be included in this prospectus. The documents listed below and any future filings made prior to the termination of this offering with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

•	CSK’s Annual Report on Form 10-K for the year ended February 4, 2001.

•	CSK’s Quarterly Reports on Form 10-Q for the quarters ended May 6, August 5, and November 4, 2001.

•	CSK’s Current Report on Form 8-K dated June 29, August 23, December 11, 2001, and January 18, 2002.

•	The description of CSK stock contained in the Registration Statement on Form 8-A filed March 5, 1998.

      For information about CSK, you should rely only on the information contained in this prospectus or incorporated by reference. CSK has not authorized anyone else to provide you with different or additional information. The information in this prospectus is accurate as of the date of the prospectus. This information will be updated by means of supplemental or revised prospectuses, and by the future filing of CSK’s reports with the SEC, described above.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The factors described under the heading “Risk Factors” are among those that may cause actual results to differ materially from the forward-looking statements. All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

      In addition, we have filed reports with the SEC that include forward-looking statements relating to, among other things, future prospects and estimated cost savings. Like the forward-looking statements included in this prospectus, such statements, which were based on estimates of amounts not yet determinable, necessarily involve a number of risks and uncertainties, all of which are difficult to predict and, in many cases, are beyond our control.

LEGAL MATTERS

      The legality of the shares of common stock being registered hereunder will be passed upon by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K of CSK Auto Corporation and its subsidiaries for the year ended February 4, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.     Other Expenses of Issuance and Distribution.

Accounting Fees	$15,000
Legal Fees	$20,000
SEC Filing Fees	$14,920

Total Expenses	$49,920

Item 15.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provisions for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

      As permitted by the DGCL, the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

      In addition, the Charter provides that the Company may indemnify any person who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the Company to procure judgment in its favor), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise, from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The Charter also provides that the indemnification provided in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any other corporation or enterprise against expense liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL or under the Charter.

      The Company’s By-Laws (the “Bylaws”) provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      The Bylaws also provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

      The Bylaws also provide that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith and that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

      We have a directors and officers insurance policy with a $50 million coverage limit in the aggregate per year.

Item 16.     Exhibits.

      The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.     Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 5, 2002.

CSK AUTO CORPORATION

By:	/s/ DON W. WATSON

Don W. Watson
Senior Vice President, Chief Financial Officer
and Chief Accounting Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MAYNARD JENKINS Maynard Jenkins	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 5, 2002
/s/ DON W. WATSON Don W. Watson	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	April 5, 2002

/s/ JOHN F. ANTIOCO* John F. Antioco	Director	April 5, 2002

/s/ JAMES G. BAZLEN* James G. Bazlen	Director	April 5, 2002

/s/ JAMES EGAN* James Egan	Director	April 5, 2002

/s/ MORTON GODLAS* Morton Godlas	Director	April 5, 2002

/s/ CHARLES K. MARQUIS* Charles K. Marquis	Director	April 5, 2002

/s/ SIMON MOORE* Simon Moore	Director	April 5, 2002

/s/ FREDERICK JOHNSON ROWAN II* Frederick Johnson Rowan II	Director	April 5, 2002

/s/ ROBERT SMITH* Robert Smith	Director	April 5, 2002

Name	Title	Date

/s/ CHRISTOPHER J. STADLER* Christopher J. Stadler	Director	April 5, 2002

/s/ JULES TRUMP* Jules Trump	Director	April 5, 2002

/s/ EDDIE TRUMP* Eddie Trump	Director	April 5, 2002

/s/ SAVIO W. TUNG* Savio W. Tung	Director	April 5, 2002

*By: /s/ DON W. WATSON Don W. Watson as attorney-in-fact

EXHIBIT INDEX

      The following is a list of Exhibits included as part of this Registration Statement.

4.03	Form of Common Stock certificate, incorporated herein by reference to our Registration Statement on Form 8-A filed March 5, 1998
4.04	Securities Purchase Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LBI Group, Inc. and Investcorp CSK Holdings L.P., including form of 7% Convertible Subordinated Debenture and form of Make-Whole Warrant, incorporated herein by reference to Exhibit 99.2 of our Current Report on Form 8-K, filed December 11, 2001.
4.05	Registration Rights Agreement dated as of December 7, 2001 by and among CSK Auto Corporation, LBI Group, Inc. and Investcorp CSK Holdings L.P., incorporated herein by reference to Exhibit 99.3 of our Current Report on Form 8-K, filed December 11, 2001.
5.1*	Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the securities being registered.
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Powers of Attorney (included on signature page)
24.2*	Supplemental Powers of Attorney

*	Items marked with an asterisk have been previously filed

**	Items marked with a double asterisk are filed herewith.